U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


 Name:
Reinvest Diversified North
America Venture Capital Fund

Address of Principal Business
Office:
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

Telephone Number:
(917) 348-3303

Name And Address of Agent for
Service of Process:
DELAWARE TRUST COMPANY
251 Little Falls Drive
Wilmington, DE 19808



Check Appropriate Blank:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

	Yes

	No
X






ADDITIONAL INFORMATION

ITEM 1. Exact name of
registrant:
Reinvest Diversified North
America Venture Capital Fund

ITEM 2. Name of state under the
laws of which registrant was
organized or created and the
date of such organization or
creation:

Delaware
10/10/2022
ITEM 3. Form of organization of
registrant:
Statutory Trust

ITEM 4. Classification of
registrant:
Management Company
ITEM 5. If registrant is a
management company:
(a) State whether registrant is
a ?closed-end? or an ?open-end?
company;

(b) State whether registrant is
registering as a ?diversified?
company or a ?non-diversified?
company.


(a) The company is a ?closed-
end? company


(b) The company is a
?diversified? company
ITEM 6. Name and address of each
investment adviser of
registrant:

Reinvest Securities, LLC
35 W. 15th St., 14A, New York,
NY 10011
ITEM 7. If registrant is an
investment company having a
board of directors, state the
name and address of each officer
and director of registrant:
John Snowden
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

Don Wang
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

Vagner Perez
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

Aaron Pollock
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

Jay Gettenberg
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011


Patrick Pfeiffer
c/o Reinvest Securities, LLC
35 W. 15th St., 14A
New York, NY 10011

ITEM 8. If registrant is an
unincorporated investment
company not having a board of
directors:

NOT APPLICABLE
ITEM 9.
(a) State whether registrant is
currently issuing and offering
its securities directly to the
public:

(b) If registrant is currently
issuing and offering securities
to the public through an
underwriter, state the name and
address of such underwriter:

(c) If the answer to Item 9(a)
is "no" and the answer to Item
9(b) is "not applicable," state
whether registrant presently
proposes to make a public
offering of its securities:

(d) State whether registrant has
any securities currently issued
and outstanding:

(e) If the answer to Item 9(d)
is "yes", state as of a date not
to exceed ten days prior to the
filing of this notification of
registration the number of
beneficial owners of
registrant's outstanding
securities (other than short-
term paper) and the name of any
company owning 10 percent or
more of registrant's outstanding
voting securities:


(a) NO


(b) NOT APPLICABLE



(c) YES




(d) NO


(e) NOT APPLICABLE
ITEM 10. State the current value
of registrant?s total assets:

$0
ITEM 11. State whether
registrant has applied or
intends to apply for a license
to operate as a small business
investment company under the
Small Business Investment Act of
1958:

NO
ITEM 12. Attach as an exhibit a
copy of the registrant's last
regular periodic report to its
security holders, if any:
NOT APPLICABLE




SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New
York and State of New York on this 9th day of November, 2022.

      [SEAL]
Signature:

REINVEST DIVERSIFIED NORTH
AMERICA VENTURE CAPITAL FUND


By: _/s/Aaron
Pollock___________

       Aaron Pollock
       Chairman, Independent
Trustee
Attest:

By: __/s/Alexander
Kreindler____________

       Name: Alexander
Kreindler
       Title: CEO, Reinvest
Technologies, Inc.




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